Exhibit 2.1
AMENDMENT NO. 1 TO
AGREEMENT AND PLAN OF MERGER
     This AMENDMENT NO. 1 dated as of August 19, 2010 (this “Amendment”) to the Agreement and Plan of Merger (the “Merger Agreement”) dated as of May 17, 2010 among Man Group plc, a public limited company existing under the laws of England and Wales (“Parent”), Escalator Sub 1 Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and GLG Partners, Inc., a Delaware corporation (the “Company”), is among Parent, Merger Sub and the Company. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Merger Agreement.
     WHEREAS, Parent, the Company and the Company’s directors (collectively, the “Defendants”) are parties to a shareholder action concerning the Merger Agreement in the Court of Chancery of the State of Delaware styled Duva v. GLG Partners, Inc., et al., C.A. No. 5512-VCS (the “Delaware Action”) and the Defendants other than Parent are parties to shareholder actions concerning the Merger Agreement in New York Supreme Court styled Akoleo S.A. v. GLG Partners, Inc., et al. and Zia v. GLG Partners, Inc., et al. (the “New York Actions”);
     WHEREAS, Parent, the Company and the plaintiffs in the Delaware Action and the New York Actions (the “Plaintiffs”) have reached an agreement-in-principle providing for the settlement of the Delaware Action on the terms and subject to the conditions set forth in a memorandum of understanding (the “MOU”) dated August 19, 2010, which terms include an obligation by Parent, Merger Sub and the Company to make certain amendments to the Merger Agreement; and
     WHEREAS, Parent, Merger Sub and the Company desire to amend the Merger Agreement in accordance with the provisions of the MOU;
     NOW, THEREFORE, in consideration of the premises set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Parent, Merger Sub and the Company hereby agree as follows:
     Section 1. Section 5.3(b) of the Merger Agreement is amended to replace the reference to “third (3rd) Business Day” with “second (2nd) Business Day”, the reference to “three (3) Business Day period” with “two (2) Business Day period” and each reference to “three (3) Business Days” with “two (2) Business Days”.
     Section 2. Sections 7.3(b) and 7.3(e) of the Merger Agreement are amended to replace the reference to “$48,000,000” in each of the definitions of “Company Termination Fee” and “Parent Termination Fee” with “$26,000,000”.
     Section 3. Section 7.3(b)(i)(C) of the Merger Agreement is amended to replace the reference to “twelve (12) months” with “nine (9) months”.
     Section 4. The definition of “Business Day” in Section 8.12 of the Merger Agreement is amended to read in its entirety as follows:

“Business Day” shall mean any day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed; provided, however, that for purposes of Section 5.3(b) only, “Business Day” shall also exclude any other day on which banks in London, England are authorized or required by Law to be closed.
     Section 5. This Amendment may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
     Section 6. This Amendment, all claims or causes of action (whether at Law, in contract, in tort or otherwise) that may be based upon, arise out of or relate to this Amendment or the negotiation, execution, termination, performance or nonperformance of this Amendment, shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any choice or conflicts of Law principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
     Section 7. Except as otherwise specifically amended herein, the Merger Agreement, as modified by this Amendment, remains in full force and effect. On and after the date of this Amendment, each reference in the Merger Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import, and each reference to the Merger Agreement in any other agreements, documents or instruments executed and delivered pursuant to, in connection with or in relation to the Merger Agreement, shall mean and be a reference to the Merger Agreement, as amended by this Amendment.
     Section 8. If any term or other provision of this Amendment is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Amendment shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Amendment so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.
[Signatures on following page]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

MAN GROUP PLC
By:	/s/ Jasveer Singh
	Name:	Jasveer Singh
	Title:	Attorney

ESCALATOR SUB 1 INC.
By:	/s/ Orly Lax
	Name:	Orly Lax
	Title:	Vice President

GLG PARTNERS, INC.
By:	/s/ Alejandro San Miguel
	Name:	Alejandro San Miguel
	Title:	General Counsel and Secretary

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